EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of Phoenix Investment
Trust 97 was held on November 30, 2000 to approve the following matters:

On the record date of November 30, 2000, there were 13,114,665 shares outstanding and 55.25% percent of the shares outstanding and entitled to vote that were present by proxy.

NUMBER OF VOTES                         FOR       AGAINST   ABSTAIN

1. Approve an Agreement and Plan of Reorganization
   which provides for the reorganization of the Trust into
   a Delaware business trust.
                                      6,935,900    52,248   257,285

2. Amend the fundamental investment restriction of each
   Fund regarding diversification.
                                      6,658,724    89,077   497,632

3. Amend the fundamental investment restriction of each
   Fund regarding concentration.
                                     6,655,710     87,427   502,296

4. Amend the fundamental investment restriction of each
   Fund regarding borrowing.
                                     6,609,291    127,396   508,746

5. Amend the fundamental investment restriction of each
Fund regarding the issuance of senior securities.
                                     6,633,036    110,793   501,604

6. Amend the fundamental investment restriction of  each
Fund regarding underwriting.
                                     6,622,551    106,885   515,997

7. Amend the fundamental investment restriction of each
Fund regarding investing in real estate.
                                     6,639,926     97,756   507,751

8. Amend the fundamental investment restriction of each
Fund regarding investing in commodities.
                                     6,600,191    145,956   499,286

9. Amend the fundamental investment restriction of each
Fund regarding lending.
                                     6,596,731    141,042   507,660

10. Eliminate the fundamental investment restriction of each
Fund regarding short sales and the purchase of
securities on margin.
                                     6,571,587    163,239   510,607

11. Eliminate the fundamental investment restriction of each
Fund regarding the purchase of illiquid securities..
                                    6,580,814     150,155   514,464